MASTER LICENSE AGREEMENT


     This Master Vacation License Agreement (the "Agreement") is made this _____ day of __________, 1996, by and among Decade
Properties, Inc., a Wisconsin corporation ("DPI"), and Charthouse
Suites Vacation Ownership, Inc., a Florida corporation
("Charthouse").

     WHEREAS, DPI is the owner in fee simple of the real property described on Exhibit A attached hereto, which includes the Charthouse Suites Hotel (the "Property"), and pursuant to the terms and conditions set forth below, will enter into this Agreement to license use of the Charthouse Suites Hotel and the services noted herein on the terms and conditions specified herein; and

     WHEREAS, by this Agreement the parties seek to implement the general principle that Charthouse will have the right to sell Charthouse Suites Vacation Investment and Ownership Interests ("Interests"), as described in both the Charthouse Suites Vacation License Plan, dated __________, 1996, and the prospectus, as may be amended from time to time, for the Interests, and furthermore, that DPI will be taxed for receipt of funds under this Agreement only upon the earlier of the date of receipt of cash from Charthouse in payment of its obligations hereunder or the date whereby services pursuant to this Agreement are provided to Charthouse.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree to allow Charthouse use of the Property, as specified below.

                I.  Assignment of Master License

     1.1. DPI will have the right to sole exclusive use or rental of the Property until Charthouse indicates that it intends to sell an Interest at which point the 8 unit weeks of a particular category of hotel suite for the respective category or type Interest will be reserved for the specific Unit Weeks (as defined in the Charthouse Suites Vacation License Plan) provided that DPI retains the exclusive use of the specific suites on the dates shown on Exhibit B (which total 4-5 weeks a year for each hotel suite). At such time DPI receives a notice from Charthouse, DPI will reserve a hotel suite of the category specified in a written notice from Charthouse, and Charthouse agrees to pay DPI for the use of the hotel suite and the services provided herein on the terms set forth in Section 1.4. DPI also agrees to provide services to Charthouse and be compensated for such services, as set forth in the Property Management Agreement, dated __________, 1996.

     1.2. Charthouse agrees not to sell Interests during the weeks identified as DPI weeks on Exhibit B, which shall remain the sole property of DPI, provided, however, that DPI reserves the right to allow Charthouse to sell rental or use of the hotel suite for such unit weeks at its sole discretion or to exchange such weeks for other weeks with DPI's permission, which may be withheld for any reason. Charthouse agrees that it will acquire no rights to use or occupy the marina on the Property.

     1.3.  Upon the sale of an Interest, DPI agrees to assist
Charthouse in complying with the terms of the Charthouse Suites
Vacation License Plan, dated __________, 1996.

     1.4. Upon receipt of a notice that Charthouse intends to sell an Interest, Charthouse agrees to pay DPI for the license and services offered herein in accordance with the terms shown on Exhibit C attached hereto.

                   II.  Maintenance Obligation

     2.1. DPI agrees to be responsible for the maintenance, repair and replacement of the Property, including the Charthouse Suites Hotel, and to maintain the Property at its current or superior state. DPI will also provide front desk and reservation services. Charthouse agrees to pay for its pro rata share of the costs of maintenance, repair, replacement and common expenses, based upon Unit Weeks as set forth in the Charthouse Suites Vacation License Plan or such other agreements. Charthouse agrees to operate the Property in accordance with the Rules and Regulations. Such Rules and Regulations may be amended with the consent of DPI, which shall not be unreasonably withheld. Charthouse may also obtain, maintain and enforce policies of insurance on the Property.

                        III.  Termination

     3.1. Notwithstanding any provision in any instrument, in the event that less than 76 Interests, of any type, are sold by Charthouse as of December 31, 1997, DPI shall have the right to cancel this Agreement and refund amounts in accordance with Exhibit C attached hereto.

     3.2. This Agreement shall also terminate upon the earlier of:

          a.   December 31, 2050; or

          b. the date when Interests are held by no one other than DPI or an affiliate, provided that this provision shall not become effective until at least one Interest has been purchased by a person other than DPI.

                         IV.  Partition

     4.1. No party or any other person or entity acquiring any right, title or interest in a License shall be entitled to seek or obtain, through any legal procedures, judicial partition of the Property or sale of the Property in lieu of partition. It is understood that the License interest does not constitute real estate.

                       V.  DPI's Interest

     5.1. DPI's remainder interest is all interests in the property, excluding the license granted to Charthouse to use the Property pursuant to this Agreement which terminates on December 31, 2050 or such earlier date as provided above (the "Remainder Interest").

     5.2. The Remainder Interest is transferable by DPI in its sole and absolute discretion. The holder of the Remainder
Interest shall have the following rights under the Agreement:

          a. To enforce all provisions of the Agreement against holders of Interests and Charthouse, including, but not limited to, through an action for specific performance.

          b. To be named as an additional insured under all insurance policies as its interest may appear.

          c. To be entitled to share in any award under a condemnation proceeding as its interest may exist.

          d.   The consent of the holder of the Remainder
     Interest shall be required for any termination of the Plan, any amendment that adversely affects its interests and any amendment of this Article.

     5.3. In any litigation brought by the holder of the Remainder Interest, the holder of the Remainder Interest shall be entitled to recover its costs and attorneys' fees in the event it is the successful party, including such costs and fees on appeal.

     5.4.  Notwithstanding the existence of the Remainder
Interest, the Licensees shall be responsible for all Common
Expenses and taxes for the Property without any right of contribution against the holder of the Remainder Interest.

     5.5. Except for the right to occupy hotel suites and receive the services offered hereunder, no license or rights under any other trademark, trade name, or trade dress or any other property right of DPI is granted by this Agreement.

                  VI.  Amendment and Non-Waiver

     6.1. This Agreement may not be altered or amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver.

     6.2. No waiver of any term, provision or condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

                       VII.  Miscellaneous

     7.1. This Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the internal laws of the State of Florida.

     7.2. This Agreement and the documents referred to herein constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     7.3. Charthouse may not assign its rights or delegate any of its duties under this Agreement without prior written consent of DPI. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any third party any benefits, rights or remedies.

     7.4. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal land preserve the original intent of the parties, or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provisions of this Agreement to the extent that such other provision is not itself actually in conflict with any applicable law.

     7.5. All titles and headings have been inserted solely for the convenience of the parties and are not intended to be a party of this Agreement or to affect its meaning or interpretation.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of this _____ day of __________, 1996.

DECADE PROPERTIES, INC.


By: ____________________________
Its: ___________________________


CHARTHOUSE SUITES VACATION
OWNERSHIP, INC.


By: ____________________________
Its: ___________________________


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                            EXHIBIT A

        CHARTHOUSE SUITES HOTEL REAL PROPERTY DESCRIPTION


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                            EXHIBIT B

             DECADE PROPERTIES, INC. RETAINED WEEKS

                            EXHIBIT C

                          PAYMENT TERMS


     Upon sale of an Interest (and after the 10 day cancellation period has passed) Charthouse agrees to pay DPI the following amounts within 10 days of receipt of any payments for any Interests (as set forth in the prospectus):

     (1) If an Interest is paid in full [73]% of the amounts received by Charthouse; or

     (2) If payments are made on an installment basis, 50% of all Interest payments received by Charthouse within 12 months of when DPI has initially sold the Interest, and thereafter 84% of all Interest payments received by Charthouse. If Charthouse desires to retain an Interest even after a Holder has defaulted on his payments, Charthouse shall be required to pay DPI 84% of the minimum payment for an Interest, based upon its normal installment payment.